Exhibit 99.1

Express, Inc. Appoints Jason Judd as the Company’s Senior Vice President & Chief Financial Officer

Columbus, Ohio – March 25, 2022 – Fashion apparel retailer Express, Inc. (NYSE: EXPR) today announced the appointment of Jason Judd as the Company’s Senior Vice President & Chief Financial Officer, effective April 4th.

“I am pleased to welcome Jason to Express, Inc. He is a seasoned, well rounded and accomplished financial executive with a proven track record of delivering results. His experience across industries and companies, combined with his passion for retail makes him a terrific complement to our extraordinary leadership team, and I look forward to his contributions to our EXPRESSway Forward strategy,” said Tim Baxter, Chief Executive Officer.

Mr. Judd will report directly to CEO Tim Baxter.

Mr. Judd joins Express, Inc. from Big Lots where he served as SVP, Corporate Finance & Treasurer since October 2019 with responsibility for FP&A, Treasury, Risk Management, and Investor Relations. Previously, he was CFO of Justice at Ascena Retail Group and held leadership roles at L Brands. He has been a member of the Park National Bank board and Park National Corporation board since January 2019.

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About Express, Inc.

Grounded in versatility and powered by a styling community, Express is a modern, multichannel apparel and accessories brand whose purpose is to Create Confidence & Inspire Self-Expression. Launched in 1980 with the idea that style, quality and value should all be found in one place, Express has been a part of some of the most important and culture-defining fashion trends. The Express Edit design philosophy ensures that the brand is always ‘of the now’ so people can get dressed for every day and any occasion knowing that Express can help them look the way they want to look and feel the way they want to feel.

The Company operates over 550 retail and outlet stores in the United States and Puerto Rico, the express.com online store and the Express mobile app. Express, Inc. is comprised of the brands Express and UpWest, and is traded on the NYSE under the symbol EXPR. For more information, please visit www.express.com.

Investor Contact

Greg Johnson

VP, Investor Relations

gjohnson@express.com

(614) 474-4890